                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-60496

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 27, 2001,
as supplemented July 20, 2001,
August 6, 2001, August 7, 2001,
September 5, 2001 and October 5, 2001)

                                  $650,000,000

                     [ANADARKO PETROLEUM CORPORATION LOGO]

    ZERO YIELD PUTTABLE CONTINGENT DEBT SECURITIES (ZYP-CODES(SM)) DUE 2021
           AND COMMON STOCK ISSUABLE UPON CONVERSION OF THE ZYP-CODES
--------------------------------------------------------------------------------
     This document supplements the prospectus dated June 27, 2001, as supplemented since the date of the prospectus, relating to the ZYP-CODES and the shares of common stock issuable upon conversion of the ZYP-CODES, that is part of the registration statement on Form S-3 (File No. 333-60496). This prospectus supplement is incorporated by reference into the prospectus. The information in this prospectus supplement supplements the information in the prospectus dated June 27, 2001 and each of the prospectus supplements filed subsequent to the prospectus.

     This prospectus supplement is not complete without the prospectus dated June 27, 2001 and all prospectus supplements filed subsequent to the prospectus, which are to be delivered with this prospectus supplement.

     The information in the table beginning on page 28 of the prospectus appearing under the heading "Selling Securityholders," as supplemented by each of the prospectus supplements filed subsequent to the prospectus, is further supplemented by adding the information below with respect to persons not previously listed and by amending and restating the information with respect to other persons previously listed. The information is based solely on information that has been provided by or on behalf of the selling securityholders. Except as indicated below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

                                        PRINCIPAL                                                       NUMBER OF
                                        AMOUNT AT                      NUMBER OF                        SHARES OF
                                       MATURITY OF      PRINCIPAL      SHARES OF       NUMBER OF      COMMON STOCK
                                        ZYP-CODES       AMOUNT OF     COMMON STOCK     SHARES OF      BENEFICIALLY
                                       BENEFICIALLY     ZYP-CODES     BENEFICIALLY   COMMON STOCK    OWNED AFTER THE
       SELLING SECURITYHOLDER             OWNED       TO BE SOLD(1)     OWNED(2)     TO BE SOLD(1)     OFFERING(3)
       ----------------------          ------------   -------------   ------------   -------------   ---------------
Tokai Asia Ltd. .....................   $5,000,000     $5,000,000        49,642         49,642             --

---------------

(1) Because a selling securityholder may sell all or a portion of the ZYP-CODES and common stock pursuant to this prospectus, no estimate can be given as to the number or percentage of ZYP-CODES and common stock that the selling securityholder will hold upon termination of any sales.

(2) Assumes a conversion price of $100.72 per share (or 9.9285 shares per ZYP-CODES) and that, upon conversion, we will round the applicable number of shares up or down to the nearest whole number of shares in lieu of issuing fractional shares. Assumes that any other holder of ZYP-CODES or common stock or any future transferee from any such holder does not beneficially own any common stock other than common stock into which the ZYP-CODES is convertible at the conversion price of $100.72 per share.

(3) After completion of the offering and assuming the sale of all of the ZYP-CODES or common stock pursuant to this prospectus, each of the selling securityholders will hold less than 1% of the ZYP-CODES and common stock.
                             ---------------------

     Shares of our common stock are quoted on the New York Stock Exchange under the trading symbol "APC." The last reported sale price of the shares on November 19, 2001 was $52.05 per share.

     INVESTING IN THE ZYP-CODES INVOLVES RISKS. WE URGE YOU TO CAREFULLY READ THE "FORWARD-LOOKING STATEMENTS" SECTION BEGINNING ON PAGE I AND THE "RISK FACTORS" SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS TOGETHER WITH THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

          The date of this Prospectus Supplement is November 20, 2001